Exhibit 99.1

For Immediate Release-2/8/05
Contact: Shannan Guthrie
717/ 354-3612 or sbguthrie@bbnb.com

PennRock Announces Fourth Quarter
and Year-End Earnings

Blue Ball, PA: PennRock Financial Services Corp. (Nasdaq: PRFS), parent company of Blue Ball National Bank, PennRock Financial Advisors, N.A. and PennRock Insurance Group, Inc. reports net income for the fourth quarter of 2004 of $1.8 million or $.24 diluted earnings per share, as compared with $3.5 million or $.45 diluted earnings per share for the fourth quarter of 2003. Included in these financials are three non-cash, non-operating impairment charges that PennRock recorded for the fourth quarter of 2004. These charges are:
—A $160,000 after-tax charge, or $.02 per share, related to a loss on disposition of bank-owned real estate,
—A $699,000 after-tax compensation expense incurred when PennRock purchased 41,928 shares of PennRock stock that had been acquired through the exercise of stock options, and
—A $794,000 after-tax charge, or $.10 per share, related to an “other-than-temporary” impairment charge for certain adjustable-rate Freddie Mac preferred stock and common stock of certain other issuers carried in PennRock’s available-for-sale portfolio, as further explained below.
Excluding these charges, operating earnings for the fourth quarter of 2004 were $3.5 million or $.45 diluted earnings per share, compared with $3.5 million or $.45 diluted earnings per share in the fourth quarter of 2003.

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. PennRock believes that providing certain non-GAAP financial measures provides investors with information useful in understanding PennRock’s financial performance. PennRock provides measures based on “operating earnings,” which exclude significant nonrecurring gains, losses or expenses that are not reflective of continuing operations. A reconciliation of these non-GAAP measures to the most comparable GAAP equivalent is included in the attached financial tables. “We believe that discussing operating earnings provides the reader with a clearer understanding of PennRock’s financial performance and better reflects PennRock’s core operations,” said George Crisp, Vice President and Treasurer of PennRock.

Net income for 2004 was $12.7 million or $1.63 diluted earnings per share compared with net income of $14.0 million or $1.81 diluted earnings per share for 2003. Excluding the non-cash charges discussed above, 2004 operating earnings increase to $14.3 million or $1.85 diluted earnings per share.

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PennRock owns approximately $61 million face value of adjustable-rate perpetual preferred stock issued by Freddie Mac and Fannie Mae, both government sponsored entities. The preferred stock issues are investment grade securities (rated AA- by Standard & Poors and Aa3 by Moody’s) that are held in PennRock’s available-for-sale securities portfolio. Prior to this charge, impairment was recorded as an unrealized mark-to-market loss on securities available-for-sale and reflected as a reduction to equity through other comprehensive income. Accordingly, the reclassification of the unrealized after-tax loss to an other-than-temporary non-cash charge will not affect shareholders’ equity or related capital ratios. Our evaluation of the securities for other-than-temporary impairment included a review of the duration and amount of unrealized loss, the financial condition of the issuers and the prospects for a recovery of market value in a reasonable period of time. As a result, we concluded that approximately $5 million face value of Freddie Mac preferred stock was other-than-temporarily impaired, resulting in an after-tax charge of $545,000. Crisp noted, “PennRock is recording the impairment charge because the market value of the stock declined significantly in the fourth quarter following several negative announcements by Fannie Mae involving regulatory actions, earnings restatements and management turnover. We concluded that these events made the likelihood of future price appreciation less certain in the near-term and would extend the time period for a recovery of PennRock’s investment cost beyond previous estimates. However, once these issues are resolved and because these securities carry adjustable rates, we believe the market values of these securities will improve. Therefore, we believe this decision is based on a proper interpretation of accounting principles but does not reflect on the long-term value of these investment grade securities.”

PennRock also has a portfolio of publicly traded common stock of approximately $1.5 million in its available-for-sale portfolio. In addition to the impairment of the Freddie Mac preferred stock, we determined that several of these securities were also other-than-temporarily impaired. As with the Freddie Mac preferred stock, our evaluation included a review of the duration and amount of unrealized loss, the financial condition of the issuers and the prospects for a recovery of market value in a reasonable period of time. This resulted in an after-tax charge of $249,000. Because these securities had already been marked-to-market through other comprehensive income, this charge will have no impact on PennRock’s capital or capital ratios.

Included in the salaries and benefits expense in 2004 is a compensation charge of $1.1 million representing the difference between the exercise price and the market value of options on 41,928 shares of PennRock stock, in accordance with FASB Interpretation No. 44 (“FIN 44”), “Accounting for Certain Transactions Involving Stock Compensation”, an interpretation of APB Opinion No. 25.

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Assets totaled $1.175 billion as of December 31, 2004, an increase of $66.4 million or 6% from $1.109 billion for 2003. Total loans grew $62.1 million or 9%, while total deposits grew $44.7 million or 6% for the year. Stockholders’ equity grew $5.5 million or 6% while market capitalization increased $72.8 million or 31% from December 31, 2003.

As previously announced, on November 16, 2004 PennRock entered into a definitive merger agreement with Community Banks, Inc. (Community) of Harrisburg, Pennsylvania. Pursuant to the agreement, the combined organization will operate under Community’s charter. Following consummation, which is anticipated for the second quarter of this year, the combined banking and financial services franchise will include 69 banking offices in 11 counties throughout Pennsylvania and upper Maryland. This combination will dramatically increase the combined company’s presence in the vibrant Harrisburg, Lancaster, Berks and York regions. The combined operation will make Community the 8th largest bank holding company in Pennsylvania, with over $3 billion in consolidated assets. Terms of the transaction were provided at the time of the announcement. The merger remains subject to various regulatory approvals as well as the approval of both Community and PennRock shareholders.

“Looking forward, we anticipate continued strength in our asset quality and loan growth,” said Melvin Pankuch, Executive Vice President and Chief Executive Officer of PennRock. “Deposit growth should increase as we expand the banks footprint within our market service area. As we proceed in our partnership with Community Banks, Inc., and retain the best practices, we remain optimistic that the combined entity will be a strong financial institution, benefiting both customers and shareholders in the years to come.”

Total non-performing loans decreased from $1.6 million, to $500,000 at the end of 2004, a $1.1 million or 68% decrease. The ratio of non-performing loans to total loans decreased from .22% at the end of last year to .06% at the end of 2004. Because of the improved credit quality in the loan portfolio, we have reduced our estimate of the amount of reserves required to cover probable and incurred portfolio losses. PennRock recorded no provision for loan losses in the fourth quarter of 2004 compared with $552,000 in the fourth quarter of last year. For the year, the provision for loan losses was $565,000 in 2004 and $1.9 million in 2003.

Interest income increased $1.9 million from $53.4 million in 2003 to $55.3 million in 2004, while interest expenses increased $826,000, from $17.8 million to $18.7 million. Net interest margin, which is the ratio of net interest income to average interest earning assets, was 3.67% in 2004 a decline of 24 basis points from 3.91% in 2003. However, the margin improved during the fourth quarter of 2004 from 3.51% at the end of the third quarter to 3.75% by year-end.

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Non-interest income, excluding gains and losses on investment securities, decreased from $13.4 million in 2003 to $12.6 million in 2004. Most of the decline was due to a decrease in financial services revenue and income from mortgage banking activities. Also included in other non-interest income is a $246,000 loss on disposition of bank-owned real estate.

Non-interest expenses increased $1.9 million or 7% in 2004, from $29.7 million in 2003 to $31.6 million. This increase is attributable to increases in salaries and benefits and Sarbanes-Oxley Section 404 compliance. As discussed above, PennRock incurred compensation expense when it purchased 41,928 shares of PennRock stock that had been acquired through the exercise of stock options. Employee health insurance costs increased $229,000 or 20% during 2004. In addition, PennRock spent approximately $292,000 during 2004 to document internal control procedures as required by Sarbanes-Oxley Section 404.

PennRock Financial Services Corp., headquartered in Blue Ball, PA is a bank holding company with nearly $1.2 billion in consolidated assets. PennRock is the parent company of Blue Ball National Bank, PennRock Financial Advisors, N.A., and PennRock Insurance Group, Inc. Blue Ball National Bank provides a broad range of banking services to consumers, small businesses and corporations through 19 offices in south-central and southeastern Pennsylvania. PennRock Financial Advisors, N.A. offers asset management, corporate retirement plan administration, third party administration, and investment management & trust services to clients in southeastern Pennsylvania, New Jersey and Delaware. PennRock Insurance Group, Inc. sells annuities and life insurance products. To learn more about PennRock and its subsidiaries, visit www.pennrock.com.

This press release contains “forward-looking statements” concerning future events. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, we must inform you that a variety of factors could cause PennRock Financial Services Corp., Blue Ball National Bank, and other affiliated companies’ actual results and experiences to differ materially from the anticipated results or other expectations expressed in these forward looking statements. Our ability to predict the result or the effect of future plans and strategies is inherently uncertain. Actual results could differ materially due to market conditions, increased competition, legislative or regulatory changes, acquisition related synergies and integration issues, and other risks and uncertainties as discussed in reports we have filed with the SEC. We caution you not to place undue reliance on these forward-looking statements. We are under no obligation to publicly revise or update these statements.

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PennRock Financial Services Corp.
Consolidated Balance Sheets

In thousands, except share and per share data
	December 31,
ASSETS	2004	2003
Cash and due from banks	$17,994	$17,858
Short-term investments	4,358	6,283
Mortgages held for sale	3,758	2,004
Securities available for sale (at fair value)	302,623	309,189
Loans	773,324	711,902
Allowance for loan losses	(9,007)	(8,643)

Net loans	764,317	703,259
Premises and equipment	17,032	16,283
Accrued interest receivable	3,463	3,100
Bank owned life insurance	28,539	27,609
Other assets	33,000	23,155

Total assets	$1,175,084	$1,108,740

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$158,104	$140,753
Interest bearing	670,630	643,289

Total deposits	828,734	784,042
Short-term borrowings	125,459	112,962
Long-term debt	102,000	102,000
Accrued interest payable	2,926	2,353
Other liabilities	12,475	9,376

Total liabilities	1,071,594	1,010,733
Stockholders’ Equity:
Common stock, par value $2.50 per share; authorized
20,000 shares; issued – 7,718,543 shares	19,296	19,296
Surplus	54,798	53,677
Accumulated other comprehensive loss, net of tax	(3,008)	(991)
Retained earnings	33,416	28,134
Treasury stock at cost (39,200 and 93,355 shares)	(1,012)	(2,109)

Total stockholders’ equity	103,490	98,007

Total liabilities and stockholders’ equity	$1,175,084	$1,108,740

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PennRock Financial Services Corp.
Consolidated Statements of Income

In thousands except share and	For the Three Months Ended		For the Twelve Months Ended
per share data	December 31,		December 31,
	2004	2003	2004	2003
Interest income:
Interest and fees on loans	$11,858	$10,739	$44,038	$42,665
Securities available for sale	2,798	2,576	11,126	10,180
Other	37	107	176	549

Total interest income	14,693	13,422	55,340	53,394
Interest expense:
Deposits	3,325	2,767	12,097	10,918
Short-term borrowings	606	309	1,636	1,033
Long-term debt	1,236	1,231	4,918	5,874

Total interest expense	5,167	4,307	18,651	17,825

Net interest income	9,526	9,115	36,689	35,569
Provision for loan losses	0	552	565	1,917
Non-interest income:
Service charges on deposit accounts	926	883	3,403	3,320
Other service charges	107	99	400	354
Financial services	981	1,269	4,695	5,004
Gains (losses) on sales of securities	146		855	349
Impairment charge on equity securities	(1,221)		(1,221)
Mortgage banking	132	399	753	1,219
Increase in surrender value of bank
owned life insurance	241	279	985	1,170
Other	394	782	2,365	2,334

Total non-interest income	1,706	3,711	12,235	13,750
Non-interest expense:
Salaries and benefits	5,736	4,545	20,297	18,096
Occupancy, net	535	516	2,114	2,044
Equipment depreciation and service	427	362	1,268	1,333
Other	1,939	2,116	7,937	8,205

Total non-interest expense	8,637	7,539	31,616	29,678

Income before income taxes	2,595	4,735	16,746	17,724
Income taxes	762	1,280	4,062	3,724

Net income	$1,833	$3,455	$12,681	$14,000

Per share information:
Basic earnings	$0.24	$0.45	$1.66	$1.84
Diluted earnings	0.24	0.45	1.63	1.81
Cash dividends	0.22	0.20	0.82	0.76
Weighted average number of shares
outstanding:
Basic	7,655,405	7,618,992	7,650,913	7,626,208
Diluted	7,761,694	7,734,071	7,757,202	7,741,287

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PennRock Financial Services Corp.
Selected Consolidated Financial Information

In thousands except share and	For the Three Months Ended		For the Twelve Months Ended
per share data	December 31,		December 31,
	2004	2003	2004	2003
Performance data:
Return on average assets	0.63%	1.26%	1.11%	1.34%
Return on average equity	7.04%	14.47%	12.44%	15.24%
Operating return on average assets	1.19%	1.26%	1.26%	1.34%
Operating return on average equity	13.33%	14.47%	14.03%	15.24%
Yield on interest earning assets	5.55%	5.78%	5.45%	5.77%
Cost of interest bearing liabilities	2.30%	2.20%	2.14%	2.19%
Net interest margin (taxable equivalent)	3.65%	3.92%	3.67%	3.91%
Interest rate spread	3.25%	3.58%	3.32%	3.58%
Efficiency ratio	58.96%	56.44%	59.34%	57.52%
			As of December 31,

			2004	2003

Equity data:
Book value per share			$13.48	$12.85
Market value per share			39.65	31.08
Total equity to average assets			9.02%	9.09%
Tier 1 capital to risk-weighted assets			10.62%	10.54%
Total capital to risk-weighted assets			11.62%	11.64%
Asset quality:
Non-accrual loans			$277	$951
Loans accruing but 90 days past due
as to principal or interest			225	617

Total non-performing loans			502	1,568
Other real estate owned			69	66

Total non-performing assets			$571	$1,634
Non-performing loans to total loans			0.06%	0.22%
Allowance for loan losses to
non-performing loans			1794.22%	551.21%
Allowance for loan losses:
Balance, beginning of year			$8,643	$7,075
Provision charged to expense			565	1,917
Total loans charged off			(431)	(717)
Recoveries			230	368

Balance, end of year			$9,007	$8,643

Allowance for loan losses to:
Average loans			1.24%	1.34%
Loans as of year-end			1.16%	1.21%

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Reconciliation of Operating Earnings to Net Income

Operating earnings represent net income excluding the after-tax effect of special items including other-than-temporary impairment charges on equity securities and significant gains or losses that are unusual in nature. The following tables reconcile GAAP net income to operating earnings:

	For the Three Months Ended
	December 31,
	2004	2003
Net income as reported	$1,834	$3,455
Impairment charge on marketable equity securities	794
Compensation expense from purchase of treasury shares	699
Loss on bank owned real estate	160

Operating earnings	$3,487	$3,455

Basic earnings per share as reported	$0.24	$0.45
Impairment charge on marketable equity securities	0.10
Compensation expense from purchase of treasury shares	0.09
Loss on bank owned real estate	0.02

Operating earnings per share	$0.45	$0.45

	For the Twelve Months Ended
	December 31,
	2004	2003
Net income as reported	$12,681	$14,000
Impairment charge on marketable equity securities	794
Compensation expense from purchase of treasury shares	699
Loss on bank owned real estate	160

Operating earnings	$14,334	$14,000

Basic earnings per share as reported	$1.66	$1.84
Impairment charge on marketable equity securities	0.10
Compensation expense from purchase of treasury shares	0.09
Loss on bank owned real estate	0.02

Operating earnings per share	$1.87	$1.84

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